EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

December 19, 2013

Virginia National Bankshares Corporation Becomes
Bank Holding Company for Virginia National Bank;
Quarterly Dividend Announced

[Charlottesville, VA] Virginia National Bank (the “Bank”) and Virginia National Bankshares Corporation (the “Company”) (OTCQB: VABK) announced today that the Bank has concluded the process of converting to a bank holding company form of ownership. The Company is now the parent company of the Bank, following the completion of the reorganization into a bank holding company structure that was approved by the Bank’s shareholders at the 2013 annual meeting.

Effective December 16, 2013, each share of the Bank was exchanged for one share of the Company, and the Bank became a wholly-owned subsidiary of the Company, pursuant to a reorganization agreement and plan of share exchange. Shareholders will not be required to exchange their Bank stock certificates for new stock certificates of the Company; shareholders will simply own the same number of shares of the Company that they owned of the Bank. The Company will continue to trade under the symbol VABK. No change to the Bank’s business plan, or the officers and directors of the Bank, is planned or anticipated as a result of the reorganization.

“We believe that this new bank holding company structure will give us additional operational, business and financial flexibility to help us continue to expand our business and bring value to our shareholders,” said Bill Dittmar, Chairman of the Board of both the Company and the Bank. Glenn Rust, President and CEO of both the Company and the Bank, agreed, stating that “the formation of the holding company is an important step in achieving our long-term strategies for growth and will allow us to compete better in the financial services marketplace. Over 75% of the Bank’s shareholders approved the formation of the holding company, which is a clear message to us that our investors understand and support our strategy.”

The Company also reported that, on December 17, 2013, its Board of Directors voted to continue the Bank’s policy of paying quarterly cash dividends and declared a quarterly cash dividend of $0.05 per share to be paid on January 10, 2014 to shareholders of record as of January 2, 2014. The dividend represents an annual yield to shareholders of approximately 1.06% based on the closing price of Virginia National Bank's stock on December 17, 2013.

About Virginia National Bankshares Corporation and Virginia National Bank

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is a bank holding company and the parent company of Virginia National Bank, which began operations in July 1998. With four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia, the Bank offers a full range of banking and related financial services to locally owned businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, and the City of Winchester. The Bank is committed to providing its customers with banking and financial services comparable to those of larger regional and nationwide banks. Investment management and trust services are offered through the Bank’s wholly owned subsidiary, VNBTrust, N.A.

The Company’s common stock is quoted on the OTC Market Group’s OTCQB tier under the symbol “VABK”. Additional information on the Company is also available at www.vnb.com, by clicking on the “Investors” tab and proceeding to the “Investor Relations” page.

Forward-Looking Statements

Statements which express or imply a view about the expected future performance of the Company are “forward looking statements.” While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

For more information, contact:

Glenn W. Rust, President and CEO
(434) 817-8649